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                                                                    EXHIBIT 12.1


              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
        COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

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
                                                                                   Three
                                                                                  Months
                                                Year Ended December 31,            Ended
                                   ---------------------------------------------  March 31,
                                    1991     1992      1993      1994      1995      1996
                                   ------   ------    ------    ------    ------  --------
Earnings:
 1. Income before
     income taxes and
     cumulative effects
     of accounting
     changes                       $  834   $  906    $1,550    $  869    $  215    $  197
 2. Add: Fixed charges
     excluding
     capitalized
     interest
     (Line 10)                      3,614    3,099     3,148     3,884     5,356     1,384
 3. Less: Equity in undistri-
     buted income of
     unconsolidated
     subsidiaries and
     affiliates                        31       40        30        45        28        10
                                   ------   ------    ------    ------    ------    ------
 4. Earnings including
     interest on deposits           4,417    3,965     4,668     4,708     5,543     1,571
 5. Less: Interest on
     deposits                       1,589    1,119     1,013       965     1,359       335
                                   ------   ------    ------    ------    ------    ------
 6. Earnings excluding
     interest on deposits          $2,828   $2,846    $3,655    $3,743    $4,184    $1,236
                                   ======   ======    ======    ======    ======    ======

Fixed Charges:
 7. Interest Expense               $3,585   $3,072    $3,122    $3,858    $5,330    $1,377
 8. Estimated interest
     component of net
     rental expense                    29       27        26        26        26         7
 9. Amortization of debt
     issuance expense                   -        -         -         -         -         -
                                   ------   ------    ------    ------    ------    ------
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest           3,614    3,099     3,148     3,884     5,356     1,384
11. Add: Capitalized
     interest                           -        -         -         -         -         -
                                   ------   ------    ------    ------    ------    ------
12. Total fixed charges             3,614    3,099     3,148     3,884     5,356     1,384
13. Less: Interest on
     deposits
     (Line 5)                       1,589    1,119     1,013       965     1,359       335
                                   ------   ------    ------    ------    ------    ------
14. Fixed charges excluding
     interest on deposits          $2,025   $1,980    $2,135    $2,919    $3,997    $1,049
                                   ======   ======    ======    ======    ======    ======

Consolidated Ratios of Earnings
 to Fixed Charges:
 Including interest on
  deposits
  (Line 4/Line 12)                   1.22     1.28      1.48      1.21      1.03      1.14
                                   ======   ======    ======    ======    ======    ======
  Excluding interest on
   deposits
   (Line 6/Line 14)                  1.40     1.44      1.71      1.28      1.05      1.18
                                   ======   ======    ======    ======    ======    ======
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